Exhibit 3.12

AMENDED AND RESTATED

GENERAL PARTNERSHIP AGREEMENT

OF COASTAL PAPER COMPANY

This General Partnership Agreement (“Agreement”) is made and entered into by Van Paper Company, a Mississippi corporation (“Van”) and Van Timber Company, a Mississippi corporation (“Timber”) (hereinafter collectively referred to as “Partners” or individually as a “Partner”).

In consideration of the mutual agreements-herein contained, the parties do hereby agree and covenant as follows:

ARTICLE I

NAME AND OFFICE

1.01 Organization. The Partners hereby amend and restate that certain Partnership Agreement of Coastal Paper Company dated August 23, 1991, under which there was formed a Virginia general partnership pursuant to the provisions of the Virginia Uniform Partnership Law (“Act”).

1.02 Name. The name of the Partnership shall be Coastal Paper Company (the “Partnership”).

1.03 Principal Office. The principal office of the Partnership shall be 1321 South Magnolia, Wiggins, Mississippi 39577 or such other places in Mississippi as the Partners may determine from time to time.

ARTICLE II

PURPOSES OF PARTNERSHIP

The purposes of the Partnership are to own and operate paper manufacturing facilities located in Wiggins, Mississippi, and for any other lawful purpose upon which the Partners may from time to time agree.

ARTICLE III

TERM OF PARTNERSHIP

The Partnership shall commence as of the effective date indicated on page 10 hereof and shall continue until terminated as provided in Article X of this Agreement.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.01 Initial Contribution. The Partners have contributed funds, shall contribute funds or have succeeded tattle contribution of funds by their predecessors (“Capital Contributions”) to the Partnership as agreed by the Partners and based upon such Capital Contributions,, the Partners shall own percentages of the Partnership (“Partnership. Interests”) as follows:

Van	99%
Timber	1%

4.02 Additional Capital Contributions. Additional Capital Contributions shall be made by the Partners at such times and in such amounts as a majority of the Partnership Interests of the Partners decide. If such Partners decide that advances are necessary or if additional funds are needed for the operation of the Partnership’s business, the Managing Partner shall give written notice to each Partner of the amount of each Partner’s additional Capital Contribution. The Partners shall contribute such amounts in the same percentages as the Partners’ Partnership Interests.

4.03 Failure to Pay Additional Capital Contribution. Upon receiving notice from the Managing Partner for additional Capital Contributions, each Partner shall be required to pay his pro-rata share of such amount within ten (10) days. Failure to pay the entire amount within such period shall constitute an event of default. The remaining Partners shall then have the right to divide the delinquent payment among themselves in accordance with their respective Partnership Interests and make the payment on behalf of the defaulting Partner. Upon default, the defaulting Partner’s Partnership Interests shall be diluted and each contributing Partner’s Partnership Interests in the Partnership shall be recalculated by factoring his total Capital Contributions to the Partnership by the total Capital Contributions received into the Partnership by all Partners. The defaulting Partner does hereby indemnify the other Partners against any loss or liability resulting from such default.

4.04 Lien on Partner’s Interest. Each Partner hereby grants to the Partnership a lien on his Partnership Interests to secure payment of any and all contributions and the performance of any and all obligations required or permitted hereunder.

ARTICLE V

ALLOCATIONS OF NET INCOME OR LOSS AND DISTRIBUTIONS

5.01 Allocation of Net Income or Loss. Except for adjustments required by transfers or liquidations of Partnership Interests, each item of income, deduction, gain, loss and. credit of the Partnership and each other item required to be separately allocated for federal and/or state income tax purposes, determined in accordance with the method of accounting adopted by the Partnership, shall be allocated among the Partners proportionately in accordance with each Partner’s Partnership Interests.

5.02 Distributions. Distributions from the Partnership bathe Partners may be made at such times and in such amounts as may be determined by a majority of the Partnership Interests of the Partners. Such distributions shall be made proportionately in accordance with the Partners’ respective Partnership Interests.

5.03 No Priority. No Partner shall have priority over any other Partner, either as to profits, losses, credits or distributions or as to any return of capital, except as provided herein.

ARTICLE VI

OWNERSHIP OP PARTNERSHIP PROPERTY

All real and personal, tangible and intangible property, securities, interests and all other assets acquired by the Partnership shall be owned by the Partnership, subject to the other terms and provisions of this Agreement. No Partner individually shall have any ownership of such property. Said property shall be held and conveyed in the name of the Partnership or in the name of the Partners or other nominee, designated by the Managing Partner, as trustee for the Partnership. Each Partner hereby waives the right to require partition of any Partnership property or any part thereof.

ARTICLE VII

ADMINISTRATIVE MATTERS

7.01 Partnership Fiscal Year. The Partnership’s books and records and all required income tax returns shall be kept or made on the calendar year basis.

7.02 Books and Records. The Partnership shall keep at the principal office and make available to all Partners at any time during normal business hours, true and complete books of account and all other Partnership records. The copying by a Partner, or his designated agent, of any part or all of such records, at the personal expense of that Partner, is permitted.

7.03 Custody of Partnership Funds; Bank Accounts.

(a) The Managing Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the immediate possession or control of the Managing Partner. The funds of the Partnership shall not be commingled with the funds of any other person or entity, and the Managing Partner shall not employ such funds in any manner except for the benefit of the Partnership.

(b) The Managing Partner shall deposit all Capital Contributions received from the Partners in a Partnership account and shall maintain such account in the name of and for the benefit of the Partnership. Thereafter, all cash receipts and funds of the Partnership shall be deposited and maintained in such account or accounts and all expenses, costs and similar items will be paid from such accounts by the Managing Partner for Partnership purposes. Until required in the conduct of the Partnership’s business, Partnership funds including, but not limited to, Partners’ Capital Contributions and cash receipts shall be maintained on deposit (including time deposits) in such account or accounts, with or without interest, or invested in equity securities, short-term governmental securities, certificates of deposit, money market funds, bank repurchase agreements or commercial paper as the Managing Partner, in his sole discretion, considers advisable. Any interest or other income generated by such deposits or investments shall be for the Partnership account. Such funds may be withdrawn, expended and distributed only as authorized by the terms and provisions of this Agreement on the signature of the Managing Partner or his-designee.

7.04 Reimbursement of Expenses. The Managing Partner shall be entitled to reimbursement for all legal expenses of the Partnership incurred or paid by him on behalf of the Partnership.

ARTICLE VIII

MANAGEMENT AND OPERATION

8.01 Management. The business and affairs of the Partnership shall be managed by Van as managing partner (“Managing Partner”) of the Partnership. A new Managing Partner may be elected at any time upon a vote of a majority of the Partnership Interests of the Partners. Subject to the limitations contained in Section 8.02 and elsewhere in this Agreement, the Managing Partner (a) shall have complete authority to manage and control the business and affairs of the Partnership, (b) shall have the right and power to bind the Partnership and (c) is hereby authorized to take any and all actions he deems necessary in accordance with the provisions of this Agreement. The Managing Partner shall have signatory authority over the Partnership’s hank accounts and the principal management of all of the Partnership’s other funds.

8.02 Restrictions on Partners. No Partner including the Managing Partner, unless authorized by a majority of the Partnership Interests of the Partners, shall have the authority to:

(a)	assign any property of the Partnership in trust for the creditors of the Partnership or upon the assignee’s promise to pay or discharge all or any of the debts and/or liabilities of the Partnership;

(b)	do any act in contravention of this Agreement or which would make it impossible to conduct the business of the Partnership;

(c)	confess a judgment against the Partnership;

(d)	execute any bond, deed of trust or lien, or pledge or otherwise encumber or grant a security interest in any property of the Partnership, except in the ordinary course of business;

(e)	guarantee any payment or performance by any person or entity;

(f)	distribute any property of the Partnership, including money, to any Partner;

(g)	option, sell, assign, exchange or otherwise transfer any property of the Partnership, except in the ordinary course of business; or

(h)	bind or obligate the Partnership with respect to any matter outside the scope of the Partnership business.

8.03 Meeting. A formal meeting of the Partners shall not be required in order for the Partners to make a management decision. However, any Partner or Partners owning at least a majority of the Partnership Interests may call a formal meeting of the Partners upon ten (10) days written notice to the other Partners and said notice shall state the nature of the business to be transacted at the meeting. The Managing Partner may call a meeting at any time. A Partner may vote in person or by proxy given to another Partner at any such meeting. Meetings of the Partners may be held by telephone or other communication device. Any action required or permitted by this Agreement may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by a majority of the Partnership Interests of the Partners entitled to vote on such matter, provided written notice of such action is provided to each Partner. Any decision made by the Partners pursuant to this paragraph 8.03 shall be binding upon each Partner and the Partnership.

8.04 Duties and Obligations of the Managing Partner.

(a) The Managing Partner shall take all action which may be necessary or appropriate for the formation of the Partnership and the continuation of the Partnership’s valid existence as a general partnership under the laws of the State of Virginia and of each other jurisdiction in which such existence is necessary to’ enable the Partnership to conduct the business in which it is engaged.

(b) The Managing Partner shall cause to be prepared and filed on or before the due date (including any extensions thereof) any federal, state or local tax returns required to be filed by the Partnership including IRS Form 1065. The Managing Partner shall cause the Partnership to pay any taxes payable by the Partnership. The Managing Partner shall cause to be transmitted to each Partner his respective Schedule K-1 and will make available to the Partners, upon request, copies of the entire Form 1065.

(c) The Managing Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Partners, including the safekeeping and use of all Partnership funds and assets and the use thereof for the exclusive benefit of the Partnership. The Partnership shall not enter into any transaction with the Managing Partner or any of his affiliates unless the transaction is entered into principally for the benefit of the Partnership in the ordinary course of Partnership business.

(d) The Managing Partner shall devote to the Partnership such time as may be necessary tor the proper performance of his duties hereunder but the Managing Partner shall not be expected to devote his full time to the performance of such duties.

(e) While conducting the business of the Partnership the Managing Partner will not knowingly act in any manner which will cause the termination of the Partnership for federal income tax purposes, or cause the Partnership to be treated for federal income tax purposes as an association taxable as a corporation, as the laws are presently constituted.

8.05 Other Business of the Managing Partner.

(a) The Managing Partner may engage independently or with others in other business ventures of every nature and description, including, without limitation, the rendering of advice or services of any kind to other investors and the making or management of other investments.

(b) Neither the Managing Partner, nor any affiliate of the Managing Partner, shall be obligated to present any particular investment opportunity to the Partnership even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership and each of them shall have the right to take for his own account (individually or as a trustee) or to recommend to others any such particular investment opportunity.

(c) Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom and the pursuit of such ventures, even if competitive ‘with the business of the Partnership, shall not be deemed wrongful or improper.

8.06 Partners Responsibilities to Business. No Partner shall be required to devote his full time to the business of the. Partnership but, shall devote such time as shall be required.

ARTICLE IX

TRANSFERS OF PARTNERSHIP INTERESTS

9.01 Restriction on Transfer. No Partner may sell, transfer, assign, pledge, mortgage or hypothecate his interest in the Partnership, in whole or in part, without the prior written consent of a majority of the Partnership Interests of the Partners or as allowed in the following paragraphs.

9.02 Permitted Transfer. Notwithstanding Section 9.01 above, any Partner may freely assign all or any portion of his Partnership Interests to any other Partner or to or for the benefit of the members of his immediate family (spouse, parents, children, including those adopted, their direct descendants, and the spouse of any of them), provided that such transferee executes an instrument in a form acceptable to the Partnership, affirming this Partnership and any and all amendments hereto which may have been adopted by the Partners prior’ to such assignment and expressly agreeing to be bound by the same.

9.03 Continuing Liability. An assignment of all or any portion of a Partnership Interests shall not relieve such assigning Partner of all or any part of any liability accruing on or prior to the date of such assignment.

9.04 Effect of Bankruptcy, Death, or Incompetency of a Partner. The bankruptcy, death, or adjudication of incompetency of a Partner shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such Partner shall have all the rights of such Partner for the purpose of settling or managing his estate or property, or to assign all or any part of his Partnership Interests and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a substitute partner.

ARTICLE X

DISSOLUTION AND TERMINATION OF PARTNERSHIP

10.01 Events of Dissolution. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following events (“Liquidating Event”):

(a) the written consent of all the Partners;

(b) the happening of any event that makes it unlawful or impossible to carry on the business of the Partnership; or

(c) December 31, 2031.

The date of dissolution shall be deemed to occur on the last day of the month in which any of the above Liquidating Events occurs.

10.02 Termination of the Partnership. In the event of dissolution of the Partnership for any reason, the Managing Partner shall wind up the affairs of the Partnership. The Partners (or their assignees) shall continue to share cash flow and net income or losses during the period of liquidation. in the same proportions and pursuant to the governing provisions hereof as before dissolution. If the Partnership is dissolved and wound up, the assets of the Partnership shall be applied and distributed as required by the Act.

10.03 Negative Capital Accounts Upon Liquidation. If a Partner has a deficit balance in his capital account following distribution of liquidation proceeds in accordance with paragraph 10.02, he shall contribute to the Partnership such amount as will restore his capital account to zero, which amount shall be distributed to the other Partners in accordance with their positive capital account balances or paid to such of the Partnership’s creditors as have a legal claim thereto.

10.04 Rights of Partners. Except as otherwise provided in this Agreement, each Partner shall look solely to the assets of the Partnership for the return of his Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership.

10.05 Partnership Liabilities. The Partners shall be liable for all obligations of the Partnership in proportion to their respective Partnership Interests. If any Partner is required to pay more than his proportionate share, he shall be entitled to contribution from the other Partners in proportion to their respective Partnership Interests.

ARTICLE XI

ARBITRATION

Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof, shall, upon the request of any party involved, be submitted to and settled by arbitration in the City of Jackson, State of Mississippi, pursuant to the rules then in effect of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of his own experts, evidence and counsel’s fees, except that in the discretion of the arbitrators, any award may include the cost of the arbitration proceeding and/or a party’s counsel if the arbitrators expressly award such costs.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.01 Notices. All notices and other communications relating to this Agreement shall be in writing and shall be delivered by hand, by certified mail postage prepaid return receipt requested, by confirmed facsimile transmission or by overnight delivery service to the Partners at their respective addresses set forth on their Signature Pages attached to this Agreement or to such other address for any party as is supplied by notice given in accordance herewith. All such notices shall be deemed to have. been duly delivered and received (a) on the date of delivery by hand, (b) two days following prepaid deposit with an overnight delivery service, (c) on the date of receipt (as shown on the return receipt) if mailed by certified mail postage prepaid return receipt requested, or (d) one day after confirmed facsimile transmission, as the case may be.

12.02 Law to Apply. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia.

12.03 Other Instruments. The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the partnership created by this Agreement.